Exhibit 99.1

Aurora Diagnostics Announces Early Tender Results of Private Exchange Offer and

Consent Solicitation for All of Its Outstanding 10.750% Senior Notes due 2018

PALM BEACH GARDENS, FLORIDA—May 8, 2017—Aurora Diagnostics Holdings, LLC (the “Company”) and Aurora Diagnostics Financing, Inc. (together with the Company, the “Issuers”) announced today the early tender results for their previously announced private offer to exchange (the “Exchange Offer”) any and all of the Issuers’ outstanding 10.750% Senior Notes due 2018 (the “Existing Notes”) for a combination of new 12.250% Increasing Rate Senior Notes due 2020 of the Issuers (the “New Notes”) and warrants to purchase common units of the Company (“Warrants”). In connection with the Exchange Offer, the Issuers also solicited the consents (the “Consent Solicitation”) of the holders of the Existing Notes to adopt certain amendments to the indenture governing the Existing Notes.

An aggregate of $197,979,000 principal amount of Existing Notes, representing 99.0% of the Existing Notes outstanding, had been tendered as of 5:00 p.m., New York City time, on May 5, 2017 (the “Early Tender Time”). Withdrawal rights for the Exchange Offer and Consent Solicitation have expired, unless reinstated by the Issuers.

Holders of Existing Notes who have not already tendered their Existing Notes and delivered their consents may continue to do so at any time prior to 5:00 p.m., New York City time, on May 22, 2017, unless extended by the Issuers. Holders who tender their Existing Notes after the Early Tender Time will receive $970 principal amount of New Notes and Warrants to purchase 15.366 common units of the Company, in exchange for each $1,000 principal amount of Existing Notes validly tendered and accepted for exchange.

The Exchange Offer is subject to the satisfaction or waiver of certain conditions, including a “Minimum Participation Condition,” which requires the participation of holders of at least 97.5% of the aggregate outstanding principal amount of Existing Notes in the Exchange Offer. Given the early tender results announced today, the Minimum Participation Condition has been satisfied.

As a result of receiving the requisite consents in the Consent Solicitation to adopt certain amendments to the indenture governing the Existing Notes, on May 5, 2017, the Issuers, certain subsidiary guarantors and U.S. Bank National Association, as trustee, entered into a supplemental indenture to the indenture. The supplemental indenture, among other things, eliminates substantially all of the restrictive covenants and certain events of default from the indenture governing the Existing Notes. The supplemental indenture became effective immediately upon execution but will not become operative until the Exchange Offer is consummated. Upon becoming operative, the amendments to the indenture will apply to all holders of the Existing Notes.

The Exchange Offer is being made, and the New Notes and the Warrants are being offered, in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided under Section 3(a)(9) of the Securities Act.

The Exchange Offer and Consent Solicitation are made only by, and pursuant to, the terms set forth in the Offering Memorandum and Consent Solicitation Statement dated April 24, 2017, as amended by Amendment No. 1 dated May 2, 2017 (the “Offering Memorandum”).

Ipreo LLC is acting as the Exchange Agent for the Exchange Offer and the Consent Solicitation. Requests for the Offering Memorandum or questions regarding the Exchange Offer or the Consent Solicitation may be directed to the Exchange Agent at (888) 593-9546 or by email to exchangeoffer@ipreo.com.

This press release shall not constitute a solicitation of consents, an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. No recommendation is made as to whether holders of the Existing Notes should tender their Existing Notes or give their consent.

About Aurora Diagnostics

Aurora Diagnostics is a leading independent pathology services and cancer diagnostics company, offering integrated diagnostic and personalized medicine consultations and information technology solutions to physicians and hospital systems. Aurora Diagnostics also provides services to pharmaceutical companies and other research entities to support their efforts to develop new cancer treatments.

Contacts

Investors:

John D’Achille

Director of Financial Reporting

jdachille@auroradx.com

or

Media:

Halldin PR

Bill Halldin, 916-781-0657

bill@halldinpr.com